UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) November 5, 2010
UNITED AMERICAN HEALTHCARE CORPORATION

(Exact name of registrant as specified in its charter)

Michigan	001-11638	38-2526913

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 River Place, Suite 4950, Detroit, Michigan	48207

(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code (313) 393-4571
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act.
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of President and Chief Executive Officer
On November 3, 2010, John M. Fife, 49, was named President and Chief Executive Officer of United American Healthcare Corporation (the “Company”), succeeding William C. Brooks, who will continue to serve on the Board. Mr. Fife was elected to the Company’s Board at the Annual Meeting of Shareholders held on Sept. 30, 2010, and was named Chairman on Oct. 21, 2010. Since 1998, Mr. Fife has been president of CVM, Inc., the manager of Chicago Venture Management, LLC, which is the general partner of Chicago Venture Partners, L.P., a private equity fund based in Chicago. In addition, since 2004, Mr. Fife has been Chairman of Pulse Systems, LLC, as well as Typenex Medical, LLC, a privately held medical supply company whose products are used to enhance transfusion safety within hospital blood banks worldwide. Mr. Fife has extensive knowledge and experience in the healthcare industry, as well as in acquisitions, capital markets, finance, marketing, international business and entrepreneurship. He holds a MBA from Harvard Business School.
Appointment of Chief Financial Officer and Treasurer
On November 3, 2010, Robert Sullivan, 63, was named Chief Financial Officer and Treasurer of the Company, succeeding Bill Dennis, who will continue to serve the Company in a consulting capacity until the end of 2010. Since 2002, Mr. Sullivan has been Chief Financial Officer of Chicago Venture Partners, L.P. He also serves as Chief Financial Officer of Pulse Systems, LLC and Typenex Medical, LLC. Previously, Mr. Sullivan held a number of finance-related positions, including treasurer, at Evangelical Health Systems (now Advocate Healthcare). Mr. Sullivan holds a bachelor’s degree from Roosevelt University in Chicago and a MBA from the University of Chicago.

Item 8.01	Other Events
The Company will relocate its headquarters from Detroit, Michigan to Chicago, Illinois.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated November 5, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 5, 2010	UNITED AMERICAN HEALTHCARE CORPORATION
	By:	/s/ John M. Fife
		Name:	John M. fife
		Title:	President and Chief Executive Officer

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